Kellogg Company News

                         For release: November 29, 2004
              Media Contact: Celeste A. Clark, Ph.D. (269)961-3799
               Analysts' Contact: Simon Burton, CFA (269)961-6636

                 JAMES M. JENNESS TO SUCCEED CARLOS M. GUTIERREZ
                           AS KELLOGG CHAIRMAN AND CEO


         BATTLE CREEK, Mich. -- Kellogg Company's (NYSE:K) Chairman of the Board and Chief Executive Officer, Carlos Gutierrez, announced today that he has accepted the invitation of President Bush to serve as Secretary of the United States Department of Commerce. The nomination is subject to U.S. Senate confirmation.
         Mr. Gutierrez, 51, joined Kellogg Company in 1975 and has served in a variety of senior management positions in Latin America, Canada, United States and Asia Pacific. Since becoming chairman and chief executive officer, he developed and executed a strategy that restored top-line and bottom-line growth to the Company.
         Gordon Gund, chairman of the nominating and governance committee of Kellogg Company's Board of Directors, said, "Kellogg's Board of Directors and the Company's 25,000 employees around the world are proud and honored that President Bush has extended an invitation to Carlos to join his Administration. He has led the Company through a critical period of change that resulted in several years of exceptional results. The nation will be fortunate to have him at the helm of the Commerce Department."
         At a special meeting of Kellogg's Board of Directors, the board accepted Gutierrez' resignation as chairman of the board and chief executive officer effective upon confirmation and swearing in to office. The Kellogg board then elected James M. Jenness, 58, as the Company's chief executive officer and chairman. David Mackay, 49, president and chief operating officer, was also elected to the board of directors. Both elections are subject to Mr. Gutierrez' confirmation and swearing in to office.
         "Jim is a strong leader with world-class marketing skills. During his 30-year relationship with the Company, he has been directly involved with building Kellogg brands around the world and most recently served as chairman of the Consumer Marketing Committee of the Kellogg Board of Directors. Jim has a unique relationship with the Company. He has been instrumental in setting and implementing the Company's current strategy; he knows our business, our culture, and our people well. His experience and knowledge of our Company make him an excellent choice for this role," commented Mr. Gutierrez.

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         Mr. Gutierrez continued, "David Mackay has played a key role in delivering the Company's results. He has demonstrated leadership and knowledge of our operations worldwide throughout his 14 years with Kellogg. He will continue to contribute greatly to our business momentum and future growth."
         "Jim and David have known each other and worked together for many years. The transition will be very smooth," added Mr. Gutierrez.
         Mr. Jenness has served as a member of Kellogg Company's Board of Directors since July 2000. In addition to being chair of the Consumer Marketing Committee, he also serves on the Executive Committee, the Finance Committee, and the Social Responsibility Committee. He most recently served as chief executive officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising. Prior to joining Integrated Merchandising Systems LLC, Mr. Jenness was vice chairman and chief operating officer of Leo Burnett Company, Kellogg's major advertising agency partner. His 30-year business career includes domestic and international experience covering a wide range of clients in highly competitive industries such as food, quick-service restaurants, financial services, automotive, and telecommunications.
         The company reaffirmed its 2004 earnings outlook of $2.11 - $2.13 and its 2005 earnings outlook of $2.28 - $2.32 per share.

                              About Kellogg Company
         With 2003 sales of nearly $9 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company's brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr's, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggcompany.com.